                                                                      EXHIBIT 12


                  FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)

                                                2001              2000             1999           1998           1997
Net loss                                   $(11,472)         $(14,774)         $(8,552)      $(12,999)       $(1,411)
Add:
  Fixed charges                               13,890            14,361           14,489         14,726         15,258
                                       --------------   ---------------    -------------    -----------    -----------
Adjusted earnings                          $   2,418         $   (413)         $  5,937      $   1,727       $ 13,847
                                       ==============   ===============    =============    ===========    ===========

Fixed charges:
   Interest on indebtedness and
     amortization of deferred
     financing costs                       $  12,845         $  13,238         $ 13,528      $  13,792       $ 14,335
   Portion of rents
     representative of interest
     factor                                    1,045             1,123              961            934            923
                                       --------------   ---------------    -------------    -----------    -----------
   Total fixed charges                     $  13,890         $  14,361         $ 14,489      $  14,726       $ 15,258
                                       ==============   ===============    =============    ===========    ===========

Ratio of earnings to fixed charges
                                                  --                --               --             --             --
Deficiency of earnings to fixed
   charges                                 $  11,472         $  14,774         $  8,552      $  12,999       $  1,411













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